NETWORK-1 SECURITY SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143710

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated April 10, 2012)

This is a prospectus supplement to our prospectus dated April 10, 2012 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 5,904,897 shares of our common stock, including shares issuable upon exercise of outstanding warrants and options.  On October 23, 2012, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” referenced on pages 6-16 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is October 23, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       October 18, 2012

Network-1 Security Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15288	11-3027591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

445 Park Avenue, Suite 1020, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5770

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁭  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On October 18, 2012 the Company issued a press release regarding its patent litigation settlement with GarrettCom, Inc.  The Press Release is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Description

99.1	Press Release dated October 18, 2012

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 SECURITY SOLUTIONS, INC.

Dated: October 23, 2012	By:	/s/ Corey M. Horowitz
Name: Corey M. Horowitz
Title: Chairman & Chief Executive Officer

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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 ANNOUNCES SETTLEMENT OF PATENT LITIGATION WITH GARRETTCOM, INC.

GarrettCom Agrees to License Network-1’s Remote Power Patent for Power over Ethernet Products through 2020

New York, New York-October 18, 2012-- Network-1 Security Solutions, Inc. (OTC BB: NSSI) announced today that it agreed to settle its patent litigation against GarrettCom, Inc.  (“GarrettCom”), a subsidiary of Belden, Inc. (NYSE: BDC) pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of Network-1’s Remote Power Patent (U.S. Patent No. 6,218,930).   Garrettcom was one of 16 defendants defendants named in the litigation.

As part of the settlement, GarrettCom entered into a settlement agreement and non-exclusive license agreement for the Remote Power Patent.  Under the terms of the license, Garrettcom will license the Remote Power Patent for its full term which expires in March 2020 and will make an initial payment combined with annual royalties based on its sales of certain Power over Ethernet (“PoE”) products, including those PoE products which comply with the Institute of Electrical and Electronic Engineers (“IEEE”) 802.3af and 802.3at Standards.

As part of the settlement agreement, all claims involving GarrettCom in the litigation currently pending in the Eastern District of Texas will be dismissed with prejudice.

In September 2011, the Company initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent.  Named as defendants in the lawsuit, excluding related parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inx., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transitions Networks, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.

The Remote Power Patent relates to, among other things, delivering power over Ethernet cables to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VoIP telephones and network cameras.  In June 2003, the IEEE approved the 802.3af PoE Standard, which led to the rapid adoption of PoE.  The IEEE also approved the 802.3at Power over Ethernet Plus (PoE Plus) Standard, which increased the maximum power delivered to network devices to 40-60 watts from the current 15 watts under the 802.3af Standard.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks.  The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020.  In addition, Network-1 seeks to acquire additional intellectual property assets and enter into strategic relationships with third parties to monetize their intellectual property assets.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2011 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to enter into additional license agreements with third parties for its intellectual property or the intellectual property of its strategic partners, the ability of Network-1 to receive significant royalties from its existing license agreements, the uncertainty of patent litigation, Network-1's ability to achieve revenues and profits from its intellectual property or the intellectual property of its strategic partners, Network-1's ability to execute its strategy to acquire additional patents or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Contacts:

Network-1 Security Solutions, Inc.
Corey M. Horowitz, 212-829-5770